Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Primo Water Corporation of our report dated March 22, 2013, relating to our audits of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Primo Water Corporation for the year ended December 31, 2012.

/s/ McGladrey LLP

Raleigh, NC
November 14, 2013